Exhibit 99.1
Cano Health Announces Financial Results for the Fourth Quarter and Full Year 2021
Increases 2022 Guidance for Membership, Total Revenue and Adjusted EBITDA

MIAMI, Mar. 14, 2022 /PRNewswire/– Cano Health, Inc. (“Cano Health” or the “Company”) (NYSE: CANO), a leading value-based primary care provider and population health company, today announced financial results for the fourth quarter and full year ended December 31, 2021.

Financial Results and Recent Highlights
Fourth quarter results
•Total membership of 227,005, including 125,999 Medicare capitated members, an increase of 115% and 69%, respectively year-over-year
•Total revenue of $492.3 million, an increase of 90% year-over-year
•Net income of $0.5 million, benefiting from a $58.3 million fair value adjustment to warrant liabilities
•Adjusted EBITDA(1) of $11.1 million, compared to $18.1 million for the fourth quarter of 2020

Full year results
•Total revenue of $1.6 billion, an increase of 94% year-over-year
•Full year net loss of $116.7 million, benefiting from an $82.9 million fair value adjustment to warrant liabilities
•Full year Adjusted EBITDA(1) of $27.3 million, compared to $72.8 million for the year ended December 31, 2020

As of March 11, 2022, the Company had approximately 200 million shares of Class A common stock and 284 million shares of Class B common stock issued and outstanding. Total share count for the purposes of calculating market capitalization was approximately 484 million.

“Cano Health’s fourth quarter results reflect the continued positive momentum in the growth of our operations,” said Dr. Marlow Hernandez, Chairman and CEO of Cano Health. “We exceeded our most recent membership guidance and expanded our clinical capacity in eight states and Puerto Rico, allowing us to accelerate growth in 2022. Since founding the company over 10 years ago, I have never been more excited about what the Cano Health team is going to accomplish this year.”

(1) Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure is provided in the Reconciliation of Non-GAAP Adjusted EBITDA table included in this press release. An explanation of this measure and how it is calculated is also included under the heading “Non-GAAP Financial Measures.”

COVID-19 Update and Medical Claims Expense Ratio
In December of 2021, the highly transmissible Omicron variant of COVID-19 became prevalent in the U.S. Cano Health members experienced a significant, but transient, increase in COVID-19 case incidence.
However, Cano Health’s monthly total hospital admissions per thousand remained stable, and through February 2022, COVID-19 average admissions per thousand remained well below prior peak levels. Additional detail is provided in the Financial Supplement found on the Investor Relations section of our website (www.canohealth/investors.com).

Restatement of the Company’s 2021 Quarterly Periods
As disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022, the Company concluded that the previously issued financial results for the quarterly periods for March 31, 2021, June 30, 2021 and September 30, 2021 require restatement. The restatement results from the Company’s correction of its accounting for Medicare Risk Adjustment (MRA) revenue within Medicare Advantage contracts. The correction changes the timing of the revenue recognition associated with MRA, which resulted in adjustments to capitated revenue, direct patient expense, accounts receivable, net of unpaid service provider costs, and accounts payable and accrued expenses. The restatement did not impact the Company’s cash from operations, its cash position, or estimated collectability of receivables. The Company’s restated quarterly financial results for 2021 will be included in the Annual Report on Form 10-K for the year ended December 31, 2021 to be filed today. The Company, in consultation with its independent auditors, concluded that the effect of the adjustments was not material as of and for the fiscal years ended December 31, 2019 and 2020.

Impact on 2021 Results and 2022 Guidance
As a result of the restatement, approximately $122 million of MRA revenue related to care provided in 2021 that would have previously been recognized in 2021 is expected to be recognized in 2022. The corresponding $122 million reduction in 2021 revenue is partially offset by $10 million in MRA revenue that was previously recognized in 2020 under the prior accounting methodology, for a net negative impact to 2021 revenue of approximately $112 million.

Also, as a result of the restatement, approximately $101 million of Adjusted EBITDA related to the change in MRA revenue described above, as well as other non-cash items, is expected to be recognized in 2022. The corresponding $101 million reduction in 2021 Adjusted EBITDA is partially offset by $10 million of Adjusted EBITDA that was previously recognized in 2020 under the prior accounting methodology, for a negative impact to 2021 Adjusted EBITDA of $91 million.

For the fiscal year 2022 revenue guidance, the net positive impact from the restatement is expected to be approximately $69 million. This consists of $122 million of MRA revenue related to care provided in 2021, net of $53 million of MRA revenue included in previous 2022 guidance that is now expected to be recognized in 2023.

For fiscal year 2022 Adjusted EBITDA guidance, the net positive impact from the restatement is expected to be approximately $58 million. This consists of $101 million of Adjusted EBITDA that will now be recognized in 2022, partially offset by $43 million in Adjusted EBITDA included in previous 2022 guidance that is now expected to be recognized in 2023.

The Company is updating its guidance for full year 2022 provided on November 9, 2021. Consistent with that guidance, the outlook below does not include the impact of additional acquisitions. The updated outlook for full year 2022 is as follows:

•Membership in the range of 290,000 to 295,000; an increase from the prior guidance of 280,000 to 285,000; membership as of March 31, 2022 is expected to be approximately 265,000, an increase from approximately 253,000 members as of January 1, 2022
•Total revenue in the range of $2.8 billion to $2.9 billion, an increase from the prior guidance of $2.6 to $2.7 billion
•Medical claims expense ratio (MCR) in the range of 76.0% to 76.5%, an improvement from 80.5% for 2021, primarily reflecting the recognition of MRA revenue associated with members cared for in 2020 and 2021, offset in part by a higher MCR for Direct Contracting Entity (DCE) members
•Adjusted EBITDA in the range of $230 million to $240 million, an increase from the previous range of $170 million to $175 million, reflecting the impact of the restatement and operational improvements
•The Company plans to further expand clinical capacity during the year and expects to operate 184-189 medical centers by the end of 2022, compared to 130 medical centers in operation on December 31, 2021
•The Company expects to be able to achieve its 2022 guidance without the need for additional financing

We have not reconciled our expectations as to non-GAAP measures in future periods to their most directly comparable GAAP measure because certain costs and expenses are outside of our control or cannot be reasonably predicted. Accordingly, reconciliation is not available without unreasonable effort, although it is important to note that these factors could be material to our results computed in accordance with GAAP.

Conference Call Information
Cano Health will host a conference call today at 5:00 PM Eastern Time to review the Company’s business and financial results for the quarter and full year ended December 31, 2021.

To access the live call and webcast, please dial (844) 684-0650 for U.S. participants, or +1 (343) 761-2594 for international participants, and reference the Cano Health Fourth Quarter 2021 Earnings Conference Call. The conference call will also be webcast live in the “Events & Presentations” section of the Investor page of the Cano Health website.

A replay will be available in the “Events & Presentations” section of the Cano Health website for on-demand listening shortly after the completion of the call and will be available for 30 days.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to future events and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect actual results, performance or achievements. Such forward-looking statement include, without limitation, our anticipated results of operations, including our financial guidance for the 2022 fiscal year, including the anticipated impact of the restatement on such guidance, the anticipated revenue and Adjusted EBITDA included in previous 2022 guidance that is now expected to be recognized in 2023, our business strategies, our projected costs, prospects and plans, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition. Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in forward-looking statements include, among others, changes in market or industry conditions, regulatory environment, competitive conditions, and receptivity to our services; adverse effects on the Company’s business as a result of the restatement; our ability to realize expected results with respect to patient membership, total revenue and earnings; our ability to enter into new markets and continue our growth; our ability to integrate our acquisitions and achieve desired synergies; changes in laws and regulations applicable to our business; our ability to maintain our relationships with health plans and other key payors; the impact of COVID-19 on our business and results of operation; our future capital requirements and sources and uses of cash, including funds to satisfy our liquidity needs; and our ability to recruit and retain qualified team members and independent physicians. For a detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission (the “SEC”). All information provided in this press release is as of the date hereof, and we undertake no duty to update or revise this information unless required by law.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures as defined by the SEC rules. EBITDA and Adjusted EBITDA have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). EBITDA is defined as GAAP net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, adjusted to add back the effect of certain expenses, such as stock-based compensation expense, de novo losses (consisting of losses incurred in the twelve months after the opening of a new facility), acquisition transaction costs (consisting of transaction costs, fair value adjustments in contingent consideration, management fees and corporate development payroll costs), restructuring and other charges, changes in fair value of contingent consideration, loss on extinguishment of debt, changes in fair value of an embedded derivative, and changes in fair value of warrant liabilities. We believe these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing our financial measures with other similar companies. We do not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense, income and other items are excluded or included in determining these non-GAAP financial measures. In addition, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation of those measures to their most directly comparable GAAP measures is available under the heading “Reconciliation of Non-GAAP Measures.”

About Cano Health
Cano Health (NYSE: CANO) is a high-touch, technology-powered healthcare company delivering personalized, value-based primary care to more than 250,000 members. With its headquarters in Miami, Florida, Cano Health is transforming healthcare by delivering primary care that measurably improves the health, wellness, and quality of life of its patients and the communities it serves. Founded in 2009, Cano Health has more than 4,000 employees, and operates primary care medical centers and supports affiliated providers in eight states and Puerto Rico. For more information, visit canohealth.com or canohealth.com/investors.

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Investor Relations Contact:
Derek Fiebig
Cano Health, Inc.
(786) 206-1930
derek.fiebig@canohealth.com

Media Relations Contact:
Georgi Morales Pipkin
Cano Health, Inc.
(786) 206-3322
georgi.pipkin@canohealth.com

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenue:
Capitated revenue	$464,516	$248,257	$1,529,120	$796,373
Fee-for-service and other revenue	27,739	10,183	80,249	35,203
Total revenue	492,255	258,440	1,609,369	831,576
Operating expenses:
Third-party medical costs	362,870	182,708	1,231,047	564,987
Direct patient expense	59,141	28,951	179,353	101,358
Selling, general and administrative expenses	93,347	33,728	252,133	103,962
Depreciation and amortization expense	18,695	5,758	49,441	18,499
Transaction costs and other	7,988	13,091	44,262	42,945
Change in fair value of contingent consideration	(7,528)	65	(11,680)	65
Total operating expenses	534,513	264,301	1,744,556	831,816
Income (loss) from operations	(42,258)	(5,861)	(135,187)	(240)
Other income and expense:
Interest expense	(14,928)	(12,274)	(51,291)	(34,002)
Interest income	—	81	4	320
Loss on extinguishment of debt	110	(23,277)	(13,115)	(23,277)
Change in fair value of embedded derivative	—	(7,320)	—	(12,764)
Change in fair value of warrant liabilities	58,349	—	82,914	—
Other income (expense)	6	(300)	(48)	(450)
Total other income (expense)	43,537	(43,090)	18,464	(70,173)
Net loss before income tax benefit (expense)	1,279	(48,951)	(116,723)	(70,413)
Income tax expense (benefit)	776	357	14	651
Net income (loss)	$503	$(49,308)	$(116,737)	$(71,064)
Net income (loss) attributable to non-controlling interests	(158)	—	(98,717)	—
Net loss attributable to Class A common stockholders	$661	$—	$(18,020)	$—

Net income (loss) per share attributable to Class A common stockholders, basic	$—	N/A	$(0.11)	N/A
Net loss per share attributable to Class A common stockholders, diluted	$(0.12)	N/A	$(0.28)	N/A
Weighted-average shares used in computation of earnings per share:
Basic	177,649,657	N/A	170,507,194	N/A
Diluted	177,649,657	N/A	475,697,225	N/A

CONSOLIDATED BALANCE SHEETS

	As of,
(in thousands)	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash, cash equivalents and restricted cash	$163,170	$33,807
Accounts receivable, net of unpaid service provider costs	133,433	67,353
Inventory	1,107	922
Prepaid expenses and other current assets	19,525	8,937
Total current assets	317,235	111,019
Property and equipment, net	85,261	38,126
Operating lease right of use assets	132,173	—
Goodwill	769,667	234,328
Payor relationships, net	576,648	189,570
Other intangibles, net	248,973	36,785
Other assets	13,582	4,362
Total assets	2,143,539	614,190
Liabilities and stockholders' equity / members' capital
Current liabilities:
Current portion of notes payable	6,493	4,800
Current portion of equipment loans	510	314
Current portion of finance lease liabilities	1,295	876
Current portion of contingent consideration	3,123	—
Accounts payable and accrued expenses	72,772	31,370
Deferred revenue	1,815	988
Current portions due to sellers	25,414	26,554
Current portion operating lease liabilities	15,275
Other current liabilities	34,339	2,278
Total current liabilities	161,036	67,180
Notes payable, net of current portion and debt issuance costs	915,266	456,745
Long-term portion of operating lease liabilities	122,935	—
Warrants liabilities	80,144	—
Equipment loans, net of current portion	1,329	873
Long term portion of operating lease liabilities	2,181	1,580
Deferred revenue, net of current portion	4,244	4,277
Due to sellers, net of current portion	479	13,976
Contingent consideration	35,300	5,172
Other liabilities	22,057	14,762
Total liabilities	1,344,971	564,565
Stockholders’ Equity / Members' Capital
Shares of Class A common stock	18	—
Shares of Class B common stock	30	—
Members' capital	—	157,591
Additional paid-in capital	397,443	—
Accumulated deficit	(78,760)	(107,832)
Notes receivable, related parties	—	(134)
Total Stockholders' Equity / Members’ Capital attributed to Class A	318,731	49,625
Non-controlling interests	479,837	—
Total Stockholders' Equity / Members’ Capital	798,568	49,625
Total Liabilities and Stockholders' Equity / Members’ Capital	$2,143,539	$614,190

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net loss	$(116,737)	$(71,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	49,441	18,499
Change in fair value of contingent consideration	(11,680)	65
Change in fair value of embedded derivative	—	12,764
Change in fair value of warrant liabilities	(82,914)	—
Loss on extinguishment of debt	13,115	23,277
Amortization of debt issuance costs	4,887	6,716
Non-cash lease expense	664	—
Write off of other liabilities	—	531
Equity-based compensation	27,983	528
Paid in kind interest expense	—	7,287
Changes in operating assets and liabilities:
Accounts receivable, net	(15,135)	(30,309)
Inventory	(185)	(275)
Other assets	(16,409)	(2,760)
Prepaid expenses and other current assets	(11,779)	(5,152)
Accounts payable and accrued expenses	33,723	27,325
Interest accrued due to seller	1,464	1,698
Payment of in kind interest on extinguishment of debt	—	(7,287)
Deferred rent	—	1,147
Deferred revenue	693	5,265
Other liabilities	(5,658)	2,510
Net cash used in operating activities	(128,527)	(9,235)
Cash Flows from Investing Activities:
Purchase of property and equipment	(34,354)	(12,072)
Acquisitions of subsidiaries including non-compete intangibles, net of cash acquired	(1,070,307)	(207,625)
Payments to sellers	(26,587)	(53,201)
Other	—	4,532
Net cash used in investing activities	(1,131,248)	(268,366)
Cash Flows from Financing Activities:
Contributions from member	—	103,016
Distributions to member	—	(106,143)
Business combination and PIPE financing	935,362	—
Payments of long-term debt	(657,917)	(318,754)
Debt issuance costs	(17,394)	(31,111)
Proceeds from long-term debt	1,120,000	664,096
Prepayment fees on extinguishment of debt	—	(27,969)
Proceeds from revolving credit facility	—	9,700
Repayments of revolving credit facility	—	(9,700)
Proceeds from insurance financing arrangements	1,701	2,865
Payments of principal on insurance financing arrangements	(1,701)	(2,865)
Repayments of equipment loans	(314)	(235)
Repayments of capital lease obligations	(1,227)	(684)
ESPP Contributions	10,494	—
Other	134	—
Net cash provided by financing activities	1,389,138	282,216

Net increase (decrease) in cash, cash equivalents and restricted cash	129,363	4,615
Cash, cash equivalents and restricted cash at beginning of year	33,807	29,192
Cash, cash equivalents and restricted cash at end of period	$163,170	$33,807

Reconciliation of Non-GAAP
Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$503	$(49,308)	$(116,737)	$(71,064)
Interest income	—	(81)	(4)	(320)
Interest expense	14,928	12,274	51,291	34,002
Income tax expense (benefit)	776	357	14	651
Depreciation and amortization expense	18,695	5,758	49,441	18,499
EBITDA	$34,902	$(31,000)	$(15,995)	$(18,232)
Stock-based compensation	14,853	351	27,983	528
De novo losses (1)	16,001	4,289	40,562	8,662
Acquisition transaction costs (2)	9,006	13,212	48,303	43,333
Restructuring and other	2,370	606	7,883	2,435
Change in fair value of contingent consideration	(7,528)	65	(11,680)	65
Loss on extinguishment of debt	(110)	23,277	13,115	23,277
Change in fair value of embedded derivative	—	7,320	—	12,764
Change in fair value of warrant liabilities	(58,349)	—	(82,914)	—
Adjusted EBITDA	$11,146	$18,120	27,257	$72,832

(1) De novo losses include those costs associated with the ramp up of new facilities and that are not expected to be incurred past the first 12 months after opening. These costs collectively are higher than comparable expenses incurred once such a facility has been open and generating revenue and would not have been incurred unless a new facility was being opened.

(2) Acquisition transaction costs included $4.0 million and $0.4 million of corporate development payroll costs for the twelve months ended December 31, 2021 and 2020, respectively, and $1.0 million and $0.1 million of corporate development payroll costs for the three months ended December 31, 2021 and 2020, respectively. Corporate development payroll costs include those expenses directly related to the additional staff needed to support our increased acquisition activity.

Key Metrics

	Three Months Ended December 31,
	2021	2020	% Change
Members:
Medicare Advantage	118,348	74,644	58.5%
Medicare DCE	7,651	—	100.0%
Medicaid	66,500	19,314	244.3%
ACA	34,506	11,749	193.7%
Total members	227,005	105,707	114.7%

Member months:
Medicare Advantage	346,967	224,627	54.5%
Medicare DCE	23,068	—	100.0%
Medicaid	196,754	57,191	244.0%
ACA	90,715	32,742	100.0%
Total member months	657,504	314,560	109.0%

Per Member Per Month ("PMPM"):
Medicare Advantage	$1,098	$949	15.7%
Medicare DCE	$1,261	$—	100.0%
Medicaid	$258	$605	(57.4)%
ACA	$43	$17	152.9%
Total PMPM	$706	$789	(10.5)%

Owned medical centers
	Twelve Months Ended December 31,
	2021	2020	% Change
Members:
Medicare Advantage	118,348	74,644	58.5%
Medicare DCE	7,651	—	100.0%
Medicaid	66,500	19,314	244.3%
ACA	34,506	11,749	193.7%
Total members	227,005	105,707	114.7%

Member months:
Medicare Advantage	1,167,848	708,505	64.8%
Medicare DCE	69,707	—	100.0%
Medicaid	518,335	193,849	167.4%
ACA	286,005	125,319	128.2%
Total member months	2,041,895	1,027,673	98.7%

Per Member Per Month ("PMPM"):
Medicare Advantage	$1,066	$949	12.3%
Medicare DCE	$1,276	$—	100.0%
Medicaid	$355	$623	(43.0)%
ACA	$39	$24	62.5%
Total PMPM	$749	$775	(3.4)%

Owned medical centers	130	71